Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Media Corporation:

We consent to the incorporation by reference in the following registration statements of Liberty Media Corporation (the Company) of our reports dated February 27, 2013, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Liberty Media Corporation. Our report on the consolidated financial statements refers to a change to the method of recognizing revenue and a change to the timing of recognizing the share of earnings (loss) of certain equity method investments.

Description	Registration Statement No.	Description

S-8	333-185992	Liberty Media Corporation Transitional Stock Adjustment Plan
S-8	333-185987	Liberty Media 401(k) Savings Plan

/s/ KPMG LLP
Denver, Colorado
February 27, 2013